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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

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[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                     Global Industrial Technologies, Inc.
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               (Name of Registrant as Specified In Its Charter)


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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

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[GIX LOGO APPEARS HERE]

                                                                   June 10, 1999

Dear Fellow Shareholders:

   On Monday, June 7, Global Industrial Technologies, Inc. made two very important announcements in connection with your Board of Directors' efforts to build and enhance shareholder value:

 . First, Global agreed to extend exclusive negotiations until July 12, 1999 with respect to a possible sale of the Company with the same third party with which it had previously entered into an exclusivity agreement on May 20, 1999. In return for this extension, Global will be paid a fee of $5 million if the third party does not enter into a definitive agreement to acquire Global at a price of not less than $13.00 per share by July 12 for any reason other than the Board of Directors of Global determining, prior to July 12, that another acquisition proposal, if consummated, would result in a more favorable transaction to Global's stockholders.

 . Second, we announced that the polls will be kept open for voting on proposals presented at the Annual Meeting until 10:30 a.m. (Dallas time) on June 17, 1999, to give you a sufficient period of time to weigh this new information before casting your final vote.

             YOU NOW HAVE ADDITIONAL TIME TO CONSIDER ALL THE FACTS

                          PLEASE VOTE THE WHITE PROXY

   WHX Corporation would like you to believe that our extension of the voting deadline somehow "deprives" shareholders of your rights and abilities to express your views to Global. In fact, the opposite is true: all Global shareholders have every option available to them that they have always had, and a reasonable amount of additional time to consider all proposals presented.

               WHX -- STILL THE WRONG TIME AND THE WRONG NOMINEE

   WHX and its nominee for the Global Board, Mr. Ronald LaBow, have only one goal: to complete a takeover of Global at the lowest price possible. To elect Mr. LaBow to the Global Board at this time could disrupt our existing negotiations for a sale of the Company at a price of not less than $13.00 per share -- a price in excess of the $11.50 per share price offered by WHX and rejected by your Board.

   Global's nominee, Sheldon R. Erikson, who has extensive merger and acquisition experience, has led Cooper Cameron Corporation (NYSE: CAM) to a 260% increase in stockholder value over the last four years and your Board believes Mr. Erikson's experience will prove invaluable during this period.

   Your vote is important. Please mark, sign, date and return the WHITE proxy card TODAY, even if you have already done so.

   Thank you for your continued support.

                            Sincerely,


                            /S/ RAWLES FULGHAM

                            Rawles Fulgham
                            Chairman and Chief Executive Officer